     As filed with the Securities and Exchange Commission on July 25, 2000
                                                     Registration No. 333-
-------------------------------------------------------------------------------
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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                --------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                                --------------
                               MGI PHARMA, INC.
            (Exact name of Registrant as specified in its charter)
                                --------------

        Minnesota                    2384                    41-1364647
     (State or other           (Primary Standard          (I.R.S. Employer
      jurisdiction                Industrial           Identification Number)
   of incorporation or        Classification Code
      organization)                 Number)

                    6300 West Old Shakopee Road, Suite 110
                         Bloomington, Minnesota 55438
                                (952) 346-4700
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                                 -------------
                              Charles N. Blitzer
                            Chief Executive Officer
                               MGI PHARMA, INC.
                    6300 West Old Shakopee Road, Suite 110
                         Bloomington, Minnesota 55438
                                (952) 346-4700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:
        Timothy S. Hearn, Esq.                    David R. King, Esq.
         Dorsey & Whitney LLP                 Morgan, Lewis & Bockius LLP
        220 South Sixth Street                     1701 Market Street
     Minneapolis, Minnesota 55402           Philadelphia, Pennsylvania 19103
            (612) 340-2600                           (215) 963-5000
      Facsimile: (612) 340-8827                Facsimile: (215) 963-5299
                                 -------------
  Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
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
                                                        Proposed
                                                         Maximum
                               Amount      Proposed     Aggregate   Amount of
  Title of each Class of       to be       Maximum      Offering   Registration
Securities to be registered  registered Offering Price  Price(1)       Fee
-------------------------------------------------------------------------------
Common Stock, $0.01 par
 value....................   3,000,000      $30.75     $92,250,000   $24,354
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Pursuant to Rule 457(c) under the Securities Act of 1933, the proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Registrant's Common Stock on July 24, 2000, as reported on the Nasdaq National Market.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may +
+not sell these securities until the Securities and Exchange Commission        +
+declares our registration statement effective. This prospectus is not an + +offer to sell these securities and is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to completion, dated July 25, 2000

3,000,000 Shares

MGI PHARMA, INC.

Common Stock
                                                            [LOGO OF MGI PHARMA]

$      per share

            ------------------------------------------------------

 .  MGI PHARMA, INC. is     .  Closing price on July 24, 2000: $30.75 per
    offering up to an          share.
    aggregate of
    3,000,000 shares.


 .  Trading symbol:
    Nasdaq National
    Market--MOGN

                                  ----------

This investment involves risk. See "Risk Factors" beginning on page 5.

This prospectus will allow us to issue common stock over time. This means:

 .  we will provide a prospectus supplement each time we issue common stock;

 . the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document;

 . you should read this document and any prospectus supplement carefully before you invest; and

 . we may sell the common stock through underwriters, through dealers, directly to one or more institutional purchasers or through agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved of anyone's investment in these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is       , 2000.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Summary....................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  15
Plan of Distribution.......................................................  15
Legal Matters..............................................................  16
Experts....................................................................  16
Where You Can Find More Information........................................  16

                               ----------------

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                                    SUMMARY

Business of MGI PHARMA

MGI PHARMA, INC. is a pharmaceutical company focused on the acquisition, development and commercialization of drugs primarily for the treatment of cancer and rheumatology disorders. We currently market and promote five products through our 50-person specialty sales organization. In 1999, we generated revenues from product sales of approximately $18.6 million. In addition, we are developing irofulven as our lead product candidate for the treatment of cancer. Irofulven is the first product candidate being developed from our proprietary family of naturally derived compounds called acylfulvenes. Irofulven is currently being tested in a series of Phase 2 and Phase 1 clinical trials for the treatment of various cancers. Based on our analysis of interim results from four Phase 2 trials of irofulven, we believe that irofulven is well-tolerated for a chemotherapeutic and is potentially active as an anti-tumor agent for the treatment of ovarian, pancreatic and prostate cancers. We intend to initiate a pivotal Phase 3 clinical trial program for irofulven near the end of 2000.

Our primary commercial product, Salagen Tablets, accounted for approximately 97 percent of our product sales in 1999. We market Salagen Tablets in the United States to oncologists as a treatment for the symptoms of radiation-induced xerostomia, or chronic dry mouth, in head and neck cancer patients. We also market Salagen Tablets in the United States as a treatment for the symptoms of dry mouth associated with Sjogren's syndrome, an autoimmune disease that damages the body's moisture-producing glands. Salagen Tablets are marketed outside the United States through our alliances with international pharmaceutical companies and are approved for commercial sale in 21 countries. We also co-promote three additional products to rheumatologists in the United States.

We are studying the treatment of solid tumors with irofulven in combination with existing chemotherapeutic agents. Additionally, we are developing other acylfulvene analogs in preclinical studies. We also intend to expand our product portfolio through the acquisition and licensing of product candidates and approved products for sale in the United States through our specialty sales organization.

Office Location

Our principal executive offices are located at 6300 West Old Shakopee Road, Suite 110, Bloomington, Minnesota 55438 and our telephone number is (952) 346-4700.

Corporate Information

We were incorporated under the name Molecular Genetics, Inc. in Minnesota in November 1979. We have trademark protection on Salagen, MGI, MGI PHARMA and our logo. This prospectus also includes trade names and marks of other companies.

                                  RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. Some of the following risks relate principally to our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Our business, financial condition or results of operations could be materially, adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If we are unable to sustain profitability in the future, we may be unable to continue our operations.

We have a limited history of profitability. In order to maintain our profitability, we must continue to generate revenues from the sale of our commercially available products, particularly Salagen Tablets, at or beyond current levels. In addition, our ability to remain profitable will depend upon the amount of operating expenses that we incur in the future, including expenses relating to the development and commercialization of irofulven and any other products that we acquire, license or develop. We expect to significantly increase our research and development expenses over the next several years as we continue to devote even more resources to the development and commercialization of irofulven and other product candidates. Therefore, unless we are able to significantly increase revenues from the sale of Salagen Tablets and our other commercially available products, we will not be able to maintain our profitability at recent levels, if at all. Any adverse events relating to the sale of Salagen Tablets, including increased competition in the markets in which we compete, could adversely impact our ability to generate such revenues. For example, as a result of the expiration of our orphan drug status in March 2001 for the treatment of symptoms of radiation-induced xerostomia in head and neck cancer patients and in 2005 for the Sjogren's syndrome indication, we may face competition from manufacturers of generic versions of Salagen Tablets. Furthermore, because research and development costs are generally independent of revenues, a delay or decline in revenues from the sale of our currently available products could cause our operating results to decline significantly in any given quarter. If we are unable to maintain our profitability, our ability to continue our business operations as planned may be harmed.

Our operating results may fluctuate significantly, which may adversely affect our stock price.

If our operating results do not meet the expectations of investors or securities analysts, our stock price may decline. Our operating results may fluctuate significantly from period to period due to a variety of factors including:

  .  changing demand for our current products, particularly Salagen Tablets;

  .  the introduction by others of competing products;

  .  the pace and breadth of our development programs;

  . expenditures incurred to acquire, license, develop and promote additional products;

  .  availability of product supply from third-party manufacturers;

  .  changes in sales and marketing expenditures; and

  .  the timing of licensing and royalty revenues.

Variations in the timing of our future revenue could cause significant fluctuations in operating results from period to period and may result in unanticipated earnings shortfalls or losses. Therefore, we do not believe that period-to-period comparisons of our operating results are meaningful. However, securities analysts and investors may set expectations about our business based upon past operating results. Consequently, if our operating results do not follow past trends, our stock price may decline.

We depend upon the sale of Salagen Tablets for substantially all of our product revenues. If any factor adversely impacts sales of Salagen Tablets, our product revenues will decrease and may decrease significantly.

We currently derive substantially all of our product revenues from the sale of Salagen Tablets. U.S. sales of Salagen Tablets represented 97 percent of our total product sales and 77 percent of our total revenue, excluding interest income, in the first six months of 2000, and represented 97 percent of our total product sales and 73 percent of our total revenue, excluding interest income, for the year ended December 31, 1999. Any factor adversely affecting sales of Salagen Tablets could have a material adverse effect on our business, financial condition and results of operations. In March 2001, our orphan drug status for Salagen Tablets as a treatment for the symptoms of radiation-induced xerostomia in head and neck cancer patients will expire. As a result, competing generic products may enter this market. In addition, we are aware of two currently marketed products which compete with Salagen Tablets. If sales of Salagen Tablets decline as a result of this competition, or for any other reason, our product revenues will decline.

If we do not receive regulatory approvals of irofulven or any of our other product candidates, or if regulatory approval is delayed for any reason, we will be unable to commercialize and sell our products as we expect.

Government regulation in the United States and abroad is a significant factor in the development, manufacturing and marketing of our products. Prior to marketing, each of our products must undergo an extensive regulatory approval process conducted by the FDA in the United States and by comparable agencies in other countries. The approval process can take many years and require the expenditure of substantial resources. There is a risk that any product we develop will not be approved by the FDA or any foreign regulatory authority in a timely manner, if at all. Generally, only a very small percentage of newly discovered pharmaceutical compounds that enter preclinical development are approved for sale. Once a product is approved for sale, we must also submit any labeling, advertising and promotional material to the FDA for review. There is a risk that the FDA will prohibit use of the marketing material in the form we desire, which could have a material, adverse effect on our business, financial condition and results of operations.

Further research and development of irofulven, including further extensive human clinical testing, will be required prior to submission of a regulatory application for commercial sale of irofulven. There is a risk that this research and development will not be successful and will not result in a product that will qualify for approval by regulatory authorities for commercial sale. Clinical testing of a pharmaceutical product is subject to approvals by various governmental regulatory authorities. There is a risk that regulatory authorities in the United States and elsewhere, may not allow us to conduct planned additional clinical testing of irofulven or any of our other product candidates. There is also a risk that, if permitted, this additional clinical testing will not prove that irofulven is safe and effective to the extent necessary to permit us to obtain marketing approvals from regulatory authorities. In addition, interim or final results obtained in preclinical studies or in Phase 1 and Phase 2 human clinical trials are not necessarily indicative of results that will be obtained in subsequent or more extensive testing and commercial experience.

We depend on external laboratories and medical institutions to conduct our preclinical and clinical testing. This research must comply with good clinical and laboratory practices required by the FDA. The data obtained from manufacturing and from preclinical and clinical testing are subject to varying interpretations that could delay, limit or prevent regulatory approval. We also may encounter delays or rejection due to: (1) changes in FDA policy during the period of development, or (2) changes in the requirements for regulatory review of each submitted New Drug Application, or NDA. Even if the FDA approves the marketing application of a product, this approval may entail commercially unacceptable limitations on the uses, or "indications," for which a product may be marketed. Further studies may be required to provide additional data on product safety or effectiveness. The FDA also requires post-marketing adverse event surveillance programs to monitor a product's side effects.

An FDA approved product and its manufacturer are subject to continual regulatory review. The discovery of previously unknown problems with a product may result in restrictions or sanctions on this product or manufacturer that could affect the commercial viability of the product or could require withdrawal of the product from the market. Most changes in the manufacturing procedures we use for our approved products, including a change in manufacturer, will require the prior approval of the FDA. This could have an adverse effect upon our ability to continue the commercialization or sale of a product.

Clinical trials are complex and unpredictable and may produce unexpected results which could affect our ability to commercialize our products.

Before obtaining regulatory approvals for the commercial sale of any product under development, including irofulven, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for use in each target indication. We have not commenced pivotal Phase 3 clinical trials on any of our product candidates and we will most likely be required to do so before submitting an NDA for any product candidate. The results from preclinical animal studies and early human clinical trials may not be predictive of results that will be obtained in larger scale testing. Some of the results we are announcing from Phase 2 clinical trials are interim results and may not be predictive of future results, including final results from such Phase 2 trials, because, among other factors, patient enrollment and the time period for evaluating patient results are not complete. Our clinical trials may not demonstrate the safety and efficacy required for marketing approval of a product. Failure to adequately demonstrate the safety and efficacy of a therapeutic product would prevent regulatory approval of the product. There is a risk that unacceptable toxicities or side effects will occur at any time in the course of human clinical trials or commercial use of any product. The appearance of unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of a product or, if previously approved and launched, require its withdrawal from the market. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in previous animal and human studies.

The time required to complete clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including:

  .  the size of the patient population;

  .  the nature of the protocol requirements;

  .  the diversion of patients to other trials or marketed therapies;

  . our ability to recruit and manage clinical centers and associated trials;

  .  the proximity of patients to clinical sites; and

  .  the patient eligibility criteria for the study.

Other factors, such as lack of efficacy and unacceptable toxicities, may result in increased costs and delays or termination of clinical trials prior to completion. In addition, delays in manufacturing of product for our clinical trials could impact our ability to complete our clinical trials as planned. Furthermore, clinical trials must meet various FDA requirements, such as institutional review board oversight, informed consent, and conformance with good clinical practice requirements. Even after being approved by the FDA or foreign regulatory authorities, products may later exhibit adverse effects that prevent their widespread use or necessitate their withdrawal from the market. There is always a risk that any product under development may not be safe when administered to humans.

We depend on a single supplier to provide us with the active ingredient for the production of Salagen Tablets. If such supplier terminates its relationship with us, or is unable to fill our demand for the ingredient, we may be unable to produce Salagen Tablets for commercial sale.

We rely on the Fine Chemicals Division of Merck KgaA as our sole and exclusive supplier of oral-grade pilocarpine hydrochloride, the active pharmaceutical ingredient in Salagen Tablets. To our knowledge, there is currently no other producer of pharmaceutical-grade pilocarpine hydrochloride that is capable of meeting our commercial needs. If our relationship with Merck KgaA terminates, or Merck KgaA is unable to meet our needs for any reason, we will need to find an alternative source of pilorcarpine hydrochloride. If we are unable to identify an alternate source, we may be unable to continue producing Salagen Tablets for commercial sale. Even if we were able to procure adequate supplies of pilocarpine hydrochloride from an alternate source, any disruption in our supply of pilocarpine hydrochloride could have a material adverse effect on our ability to meet customer demand for Salagen Tablets.

If our third-party manufacturers of Salagen Tablets or any of our other products cease operations or fail to comply with applicable manufacturing regulations, we may not be able to meet customer demand in a timely manner, if at all.

We do not have manufacturing facilities and we rely on one third-party manufacturer for the production of each of our products, including Salagen Tablets. We intend to continue to rely on others to manufacture any future products, including any products that we may acquire or license, and we have no plans to establish manufacturing facilities. The manufacture of our products is, and will be, subject to "good manufacturing practices" regulations prescribed by the FDA or other standards prescribed by the appropriate regulatory agency in the country of use. There is a risk that our manufacturers, including the current manufacturer of Salagen Tablets, will not comply with all applicable regulatory standards, and may not be able to manufacture Salagen Tablets or any other product for commercial sale. If this occurs, we might not be able to identify another third-party manufacturer on terms acceptable to us, or any other terms.

Material changes to an approved product, such as manufacturing changes or additional labeling claims, require further FDA review and approval. Once obtained, any approval may be withdrawn. Further, if we, our corporate partners or our contract manufacturers fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, the FDA may impose sanctions, including:

  .  marketing or manufacturing delays;

  .  warning letters;

  .  fines;

  .  product recalls or seizures;

  .  injunctions;

  . refusal of the FDA to review pending market approval applications or supplements to approval applications;

  .  total or partial suspension of production;

  .  civil penalties;

  .  withdrawals of previously approved marketing applications; or

  .  criminal prosecutions.

We derive additional product revenues from co-promotion arrangements. If these arrangements terminate for any reason, our revenues will be adversely affected.

In 1999, we entered into agreements with Pharmacia Corporation to co-promote Azulfidine EN-tabs(R) in the United States and with Connetics Corporation to co-promote Luxiq(TM) and Ridaura(R) in the United States.

These co-promotion arrangements provide us with revenue to partially fund our operations. The term of our agreement with Connetics for the co-promotion of Ridaura will expire in September 2000. We have no control over how our co-promotion partners run their own businesses, and existing or future co-promotion partners may pursue and develop drugs which compete with our co-promoted products. If our co-promotion partners terminate these arrangements for any reason, or if we fail to successfully co-promote these products, our revenues could be adversely affected.

Our business strategy depends on our ability to identify, acquire, license and develop product candidates and identify, acquire or license approved products.

As part of our business strategy we plan to identify, acquire, license and develop product candidates and identify, acquire and license approved products for markets that we can reach through our marketing and distribution channels. If we fail to acquire or license, develop and commercialize additional products or product candidates, or fail to promote or market commercially successful products, our future business and results of operations could be materially and adversely affected. Because we do not directly engage in basic research or drug discovery, we must rely upon third parties to sell or license product opportunities to us. Other companies, including some with substantially greater financial, marketing and sales resources, are competing with us to acquire or license such products or product candidates. We may not be able to acquire or license rights to additional products or product candidates on acceptable terms, if at all. Furthermore, we may not be able to successfully develop any product candidates we acquire or license. In addition, we may acquire or license new products with different marketing strategies, distribution channels and bases of competition than those of our current products. Therefore, we may not be able to compete favorably in those product categories.

If we are unable to enter into and maintain relationships with third-party collaborators, our research and development costs may increase, and we may not be able to develop any of our product candidates in a timely manner, if at all.

We have entered into relationships with third-party collaborators, including manufacturers, to assist us in the development of our product candidates. If any of our collaborators breaches or terminates its agreement with us, or otherwise fails to conduct its collaborative activities in a timely manner, we may experience significant delays in the development or commercialization of the product candidate or the research program covered by the agreement and may be required to devote additional funds or other resources to these activities. Furthermore, if we are unable to enter into alternative arrangements to continue these activities, or are unable to continue these activities on our own, we may be required to terminate the development program.

Our continued success will depend in large part upon the efforts of outside parties. For the research, development, manufacture and commercialization of our products, we will likely enter into various arrangements with other corporations, licensors, licensees, outside researchers, consultants and others. However, we cannot assure you that:

  . we will be able to negotiate acceptable collaborative arrangements to develop or commercialize our products;

  .  any arrangements with third-parties will be successful;

  . third-party collaborators will fulfill their obligations to us under any arrangements entered into with them;

  . current or potential collaborators will not pursue treatments for other diseases or seek alternative means of developing treatments for the diseases targeted by our programs or products; or

  . the FDA will believe that our third-party manufacturers are in compliance with good manufacturing practice requirements, which could interrupt product supply or result in recall of previously distributed products.

We rely on multinational and foreign pharmaceutical companies to develop and commercialize our products and product candidates in markets outside the United States.

Our strategy for commercialization of our products in foreign markets is to enter into development and marketing alliances with multinational and foreign pharmaceutical companies. We have entered into alliances with various companies related to the marketing of Salagen Tablets in markets outside the United States. We have entered into an agreement with Dainippon Pharmaceutical Co., Ltd. for the development and commercialization of irofulven in Japan. Revenues from strategic alliances typically include milestone payments and payments based on product sales. Our continued relationships with strategic partners are dependent in part on the successful achievement of development milestones. If we or our partners do not achieve these milestones, or we are unable to enter into agreements with our partners to modify their terms, our business could be adversely affected.

In April 2000, we entered into an agreement with CIBA Vision AG to replace Chiron B.V. as our partner for the sale of Salagen Tablets in Europe. During the transition of regulatory and marketing responsibilities from Chiron B.V. to CIBA Vision AG, issues may arise that could delay CIBA Vision's commercialization plans for Salagen Tablets.

We depend upon licensing revenue from our marketing partners for a material portion of our total revenue. Future licensing revenues from these partners will likely fluctuate from quarter to quarter and year to year depending on:

  .  the achievement of milestones by us or our partners;

  .  the amount of product sales and royalty generating activities; and

  .  the timing of initiating additional licensing relationships.

In accordance with our accounting policy, we immediately recognize revenue from irrevocable license payments received. Under a pending accounting pronouncement, Staff Accounting Bulletin 101, accounting for these payments may require reversal, deferral and subsequent amortization over a yet to be estimated expected period of benefit. Implementation of this proposed accounting treatment has been deferred by the SEC until the fourth quarter of 2000. We cannot be certain how the implementation guidance forthcoming from the SEC will affect revenue reporting for license payments received.

We believe that our partners in these alliances have an economic motivation to perform their contractual responsibilities, but we cannot control the amount and timing of resources they devote to these activities. The terms of these alliances generally provide that they may be terminated prior to their expiration under circumstances that may be outside our control. The early termination of one or more of these strategic alliances could materially and adversely affect our business, financial condition and results of operations. There is a risk that we will not be able to negotiate additional strategic alliances on acceptable terms or that such future alliances will not be successful.

If we fail to compete successfully with our large, multinational competitors, our revenues and operating results will be harmed.

Competition in the pharmaceutical industry is intense. Most of our competitors are large, multinational pharmaceutical companies that have considerably greater financial, sales, marketing and technical resources than we do. Most of our present and potential competitors also have dedicated research and development capabilities that may allow them to develop new or improved products that compete with our products. Currently, MedImmune Oncology, Inc. and Snow Brand Milk Products Co. Ltd. have drugs that are approved for sale and compete in the same markets as Salagen Tablets. Other pharmaceutical companies are developing products which, if approved by the FDA, will compete directly with Salagen Tablets. Our competitors could also develop and introduce generic drugs comparable to Salagen Tablets, or drugs or other therapies that address the underlying causes of the symptoms which Salagen Tablets treat. If a product developed by a competitor is more effective than our product, or priced less than our product, then our business, financial condition and results of operations could be materially and adversely affected.

If we fail to obtain additional capital to grow our business, we may be unable to complete our product acquisition, licensing and development programs.

Even with the proceeds from the shares offered from time to time under this prospectus, we may need to raise additional funds for various reasons including the following:

  .  to fully develop irofulven and other acylfulvene analogs;

  .  to acquire or license additional products or product candidates;

  .  to develop products we have acquired or licensed;

  .  to support the marketing and sales of additional products;

  .  to obtain necessary working capital; and

  .  to fund operating losses.

We may seek additional funding through public and private financing, including equity and debt financing. Adequate funds for these purposes may not be available when needed or on terms acceptable to us. Insufficient funds may cause us to delay, scale back, or abandon some or all of our product acquisition and licensing programs and product development programs.

We are dependent on our key personnel. If we are not able to attract and retain key employees and consultants, our business could be harmed.

We are highly dependent on the members of our scientific and management staff. If we are not able to retain any of these persons, our business may suffer. In particular, we depend on the services of Charles N. Blitzer, our President and Chief Executive Officer, William C. Brown, our Chief Financial Officer and Secretary, Leon O. Moulder, Jr., our Executive Vice President and John R. MacDonald, Ph.D., our Vice President of Research and Development. For us to pursue our product development, marketing and commercialization plans, we will need to hire additional qualified scientific personnel to perform research and development. We may not be able to attract and retain personnel on acceptable terms, given the competition for such personnel among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions. If we are not able to attract and retain qualified personnel, our business will suffer.

If we are unable to keep up with rapid technological changes in the pharmaceutical or biotechnology industries, we may be unable to continue our operations.

The pharmaceutical and biotechnology industries have experienced rapid and significant technological change. We expect that pharmaceutical technology and biotechnology will continue to develop rapidly. Our future success will depend, in large part, on our ability to develop and maintain technology that is competitive. Technological development by others may result in our products becoming obsolete before they are marketed or before we recover any of our development and commercialization expenses incurred with respect to such products. In addition, alternative therapies or new medical treatments could alter existing treatment regimens, and thereby reduce the need for one or more of our products, which would materially and adversely affect our business, financial condition and results of operations.

If we are unable to obtain intellectual property protection, or protect our proprietary technology, we may be unable to compete effectively.

Our ability to compete effectively with other companies will depend, in part, on our ability to:

  .  maintain the proprietary nature of our products; and

  .  obtain patent and other proprietary rights.

We were awarded orphan drug status for Salagen Tablets in 1994 as a treatment for the symptoms of xerostomia induced by radiation therapy in head and neck cancer patients and in 1998 for the symptoms of dry mouth associated with Sjogren's syndrome. Orphan drug designation provides market exclusivity for seven years after the product is approved for marketing. Our orphan drug protection for Salagen Tablets will expire in March 2001 for the treatment of symptoms of radiation-induced xerostomia in head and neck cancer patients and in 2005 for the Sjogren's syndrome indication. Upon expiration of our orphan drug protection for Salagen Tablets, we may face competition from manufacturers of generic versions of Salagen Tablets.

We hold an exclusive, worldwide license on patents and patent applications covering acylfulvene proprietary rights including: (1) acylfulvene analogs, including irofulven and use of irofulven as a cancer therapy agent; (2) the method of treating tumors using acylfulvene analogs; and (3) synthetic methods for preparing acylfulvenes. The license applicable to these technologies is subject to certain statutory rights held by the U.S. Government.

Even though we have licensed patents pertaining to acylfulvene analogs, methods of treating tumors using such analogs and synthetic methods for preparing acylfulvenes, this does not mean that we have exclusive rights to all possible acylfulvene analogs, all possible methods of using acylfulvene analogs to treat tumors or all possible synthetic methods for preparing acylfulvenes.

Our competitive position also depends, in part, on our ability to:

  .  enforce our patent rights; and

  .  operate without infringing upon the proprietary rights of others.

We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets. Our pending patent applications, those we may file in the future, or those we license from third parties, may not result in patents being issued. Patents, if issued, may be challenged, invalidated or circumvented. In addition, other entities may develop similar technologies that fall outside the scope of our patents. Thus, any patent rights that we own or license from third parties may not provide sufficient protection against potential competitors.

It is possible that our core technologies or activities taken in the course of developing or selling our products will infringe the patents of others. In the event that our technologies infringe the patents or violate other proprietary rights of third parties and those patents or rights are enforceable, we and our corporate partners may be prevented from pursuing product development or commercialization. The laws of foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to patents, we rely on trade secrets and proprietary know-how. We protect our proprietary technology and processes in part by confidentiality agreements with our collaborative partners, employees and consultants. There is a risk that:

  .  these confidentiality agreements will be breached;

  .  we will not have adequate remedies for any breach of these agreements;

  .  our trade secrets will otherwise become known; or

  . our trade secrets will be independently discovered and used by competitors.

If the validity of our patents or other proprietary rights are successfully challenged, our business will suffer.

The biotechnology and pharmaceutical industries have been characterized by litigation regarding patents and other intellectual property rights. The defense and prosecution of intellectual property lawsuits, United States Patent and Trademark Office interference proceedings and related legal and administrative proceedings in the United States and internationally involve complex legal and factual questions. As a result, such proceedings are costly and time-consuming to pursue and their outcome is uncertain. Litigation may be necessary to:

  .  enforce our issued and licensed patents;

  .  protect trade secrets or know-how that we own or license; or

  . determine the enforceability, scope and validity of the proprietary rights of others.

If we become involved in any litigation, interference or other administrative proceedings, we will incur substantial expense and the efforts of our technical and management personnel will be diverted. An adverse determination may subject us to significant liabilities or require us to seek licenses that may not be available from third parties on commercially favorable terms, if at all. Therefore, we and our collaborative partners may be restricted or prevented from manufacturing and selling products employing our acylfulvene technology or our other proprietary technologies.

In some cases, litigation or other proceedings may be necessary to defend against or to assert claims of infringement, to enforce patents issued to us or our licensors, to protect trade secrets, know-how or other intellectual property rights owned by us, or to determine the scope and validity of the proprietary rights of third parties. This litigation could result in substantial costs to us. An adverse outcome in this litigation or proceeding could subject us to significant liabilities, requiring us to cease using the technology or to license the technology from the third party. This could have a material, adverse effect on our business, financial condition and results of operations.

If the use of one of our products harms people, we may be subject to costly and damaging product liability claims.

We face exposure to product liability claims in the event that the use of our product is alleged to have harmed someone. Although we have taken, and continue to take, what we believe are appropriate precautions, there is a risk that we will not be able to avoid significant product liability exposure. We currently have product liability insurance in the amount of $15 million per occurrence and in the aggregate for the year. There is a risk that our insurance will not be sufficient to cover any potential claims. There is also a risk that adequate insurance coverage will not be available in the future on commercially reasonable terms, if at all. The successful assertion of an uninsured product liability or other claim against us would have a material, adverse effect on our business, financial condition and results of operations.

In addition to product liability risks associated with sales of our products, we may be liable to the claims of individuals who participate in clinical trials of our products. A number of patients who participate in trials are already critically ill when they enter a trial. We cannot assure you that any waivers we may obtain will protect us from liability or the costs of product liability litigation. Our product liability insurance may not provide adequate protection against potential liabilities. Moreover, we may not be able to maintain our insurance on acceptable terms. As a result of these factors, a product liability claim, even if successfully defended, could have a material, adverse effect on our business, financial condition and results of operations.

If we are required to issue a product recall, our future business, results of operations and financial condition could be harmed.

Product recalls may be issued at our discretion or at the discretion of the FDA or other government agencies having regulatory authority for product sales. Product recalls may occur due to manufacturing issues, safety concerns or other reasons. Although none of our products have been recalled, we cannot assure you that product recalls will not occur in the future. We do not carry any insurance to cover the risk of a product recall. Any product recall could materially, adversely affect our business, financial condition and results of operations.

If we are unable to obtain adequate reimbursement from government health administration authorities, private health insurers and other organizations, our business, results of operations and financial condition could be harmed.

Our profitability will depend in part on: (1) the price we are able to charge for our products, and (2) the availability of adequate reimbursement for our products from third-party payors, such as government entities, private health insurers and managed care organizations. Salagen Tablets generally have been eligible for reimbursement from third-party payors, however, third-party payors are increasingly challenging the pricing of medical products and services. There is much uncertainty as to the pricing flexibility pharmaceutical companies will have with respect to newly approved healthcare products. In the United States, we expect that there will continue to be a number of federal and state proposals to implement government control of pricing and profitability of prescription pharmaceuticals. Cost controls, if mandated by a government agency, could decrease the price that we receive for our current or future products. Cost controls could also prevent the recovery of potentially substantial development costs and an appropriate profit margin. This would have a material, adverse effect on our business, financial condition and results of operations.

There is also much uncertainty about the reimbursement status of healthcare products. Federal and state regulations govern or influence the reimbursement status of healthcare products in many situations. Although third-party reimbursement is not currently an issue for us, there is a risk that reimbursement will not be available in the future for our products, or that such third-party reimbursement will not be adequate. If government entities and other third-party payors do not provide adequate reimbursement levels for our products, our business, financial condition and results of operations would be materially, adversely affected. A number of legislative and regulatory proposals aimed at changing the nation's healthcare system have been proposed in recent years. Although we cannot predict whether any of these proposals will be adopted, these proposals, if enacted, could have a material, adverse effect on our business, financial condition and results of operations. In certain countries, the sales price of a product must also be approved after marketing approval is granted. There is a risk that we will not be able to obtain satisfactory prices in foreign markets even if we obtain marketing approval from foreign regulatory authorities.

Our operations, and the operations of our third party contractors, involve hazardous materials which could expose us to liability if environmental damage occurs.

Our business activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources and may materially, adversely affect our business, financial condition and results of operations.

Our stock price is volatile which may result in significant losses to shareholders.

There has been significant volatility in the market prices of pharmaceutical and biotechnology companies' securities. Various factors and events may have a significant impact on the market price of our common stock. These factors include:

  .  fluctuations in our operating results;

  . announcements of technological innovations or acquisitions or licensing of therapeutic products or product candidates by us or our competitors;

  .  published reports by securities analysts;

  .  positive or negative progress with our clinical trials;

  .  governmental regulation, including healthcare reimbursement policies;

  .  developments in patent or other proprietary rights;

  .  developments in our relationship with collaborative partners;

  .  public concern as to the safety and efficacy of our products; and

  .  general market conditions.

The trading price of our common stock has been, and could continue to be, subject to wide fluctuations in response to these factors, including the sale or attempted sale of a large amount of our common stock into the market. Broad market fluctuations may also adversely affect the market price of our common stock.

Our charter documents, our shareholder rights plan and Minnesota law contain provisions that could delay or prevent an acquisition of our company.

Our charter documents contain provisions that may discourage third parties from seeking to acquire our company. These provisions include:

  .  advance notice requirements for shareholder proposals and nominations;
     and

  . the authority of the board of directors to issue, without shareholder approval, preferred stock with such terms as the board of directors may determine.

In addition, our board of directors has adopted a shareholder rights plan, or "poison pill," which enables our board of directors to issue preferred stock purchase rights triggered by an acquisition of 15 percent or more of the outstanding shares of our common stock. These provisions and specific provisions of Minnesota law relating to business combinations with interested stockholders may have the effect of delaying, deterring or preventing a merger or change in control. Some of these provisions may discourage a future acquisition of our company even if stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

Our management will have broad discretion as to the use of proceeds from shares offered from time to time under this prospectus.

Our management will have broad discretion regarding how we use the net proceeds from shares offered from time to time under this prospectus. You will be relying on the judgment of management regarding the application of the proceeds. The results and effectiveness of our use of the proceeds are uncertain.

                                USE OF PROCEEDS

We intend to use the net proceeds from shares offered from time to time under this prospectus to fund research and development, product commercialization, potential product acquisitions, product development opportunities, working capital and other general corporate purposes. We have discussions on an ongoing basis regarding potential acquisitions and in-licensing opportunities that are complementary to our business. We reserve the right, at the sole discretion of our Board of Directors, to reallocate our use of proceeds in response to these and other factors. Pending these uses, we intend to invest the net proceeds from shares offered from time to time under this prospectus in interest-bearing investment-grade securities.

                             PLAN OF DISTRIBUTION

We may sell our common stock from time to time (1) through underwriters; (2) through dealers; (3) directly to one or more purchasers; or (4) through agents. A prospectus supplement will detail the terms of the offering of the common stock offered thereby, including the name or names of any underwriters, dealers, purchasers or agents, the purchase price of the common stock and the proceeds to us from such sale, any underwriting discounts and other items constituting underwriters' compensation, the public offering price, and any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the common stock will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the common stock will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the common stock offered by the prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Common stock may be sold directly by us or through any firm designated by us from time to time. The prospectus supplement will detail the name of any agent involved in the offer or sale of the common stock for which the prospectus supplement is delivered and any commissions payable by us to the agent. Unless otherwise indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of business.

                                 LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by us from time to time under this prospectus will be passed upon for us by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

Our financial statements as of December 31, 1998 and 1999 and for each of the years in the three-year period ended December 31, 1999 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 with respect to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement. For further information about us and our common stock, you should review the registration statement and its exhibits and schedules. You may read and copy any document we file with the Commission at its public reference room at 450 Fifth Street, NW, Washington, DC 20549, as well as at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Please call the Commission at 1-800-SEC-0330 for further information about its public reference facilities and copy charges. Our filings are also available to the public from the Commission's web site at http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the Commission's public reference room and the regional offices listed above and can be obtained over the Internet through the Commission's web site.

The Commission allows us to incorporate by reference information into this prospectus. This allows us to disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superceded by information contained directly in this prospectus.

The documents that we are incorporating by reference are:

  . our annual report on Form 10-K for the fiscal year ended December 31, 1999, as amended by Form 10-K/A-1 filed on March 31, 2000;

  . our quarterly report on Form 10-Q for the quarter ended March 31, 2000 filed on May 5, 2000;

  . our Form 8-A, filed on October 25, 1982, as amended on July 20, 1987; and our Form 8-A filed on July 15, 1998, as amended on March 20, 2000, all of which contain descriptions of our common stock;

  .  our Form 8-K filed on March 20, 2000; and

  .  our Form 8-K filed on July 25, 2000.

We also are incorporating by reference any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the completion of the offering of shares from time to time under this prospectus. The most recent information that we file with the SEC automatically updates and supercedes more dated information.

You can obtain a copy of any documents which are incorporated by reference in this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at William Brown, MGI PHARMA, INC., 6300 West Old Shakopee Road, Suite 110, Minneapolis, MN 55438, (952) 346-4700.

                                3,000,000 Shares

                                MGI PHARMA, INC.

                                  Common Stock



                             ---------------------
                                   PROSPECTUS
                             ---------------------




                                        , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of expenses payable by the Registrant, other than underwriting discounts and commissions, in connection with the registration of the common stock offered hereby. All amounts are estimates except the SEC registration fee.

      SEC Registration Fee............................................ $ 24,354
      Legal Fees and Expenses.........................................   90,000
      Accounting Fees and Expenses....................................   50,000
      Printing Fees...................................................   50,000
      Transfer Agent Fees.............................................    1,500
      Miscellaneous...................................................   61,146
                                                                       --------
        Total.........................................................  277,000

Item 15. Indemnification of Officers and Directors

Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan;
(2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. The Bylaws of the Company provide that the Company shall indemnify its officers and directors under such circumstances and to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

Item 16. Exhibits

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
   5.1   Opinion of Dorsey & Whitney LLP*
  23.1   Consent of KPMG LLP*
  23.2   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
  24.1   Power of Attorney (included on signature page)

--------
* Filed herewith

Item 17. Undertakings

(a) Rule 415 Offering. The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Bloomington, State of Minnesota, on July 24, 2000.

                                          MGI PHARMA, INC.

                                                  /s/ Charles N. Blitzer
                                          By:
                                             __________________________________
                                                    Charles N. Blitzer,
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles N. Blitzer and William C. Brown, and each of them his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment or post-effective amendment to this Registration on Form S-3 or abbreviated registration statement (including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933) with respect thereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities on July 24, 2000:


              Signature                 Title

By:    /s/ Charles N. Blitzer           President, Chief Executive Officer
  ----------------------------------     and Director (principal executive
         Charles N. Blitzer              officer)

By:     /s/ William C. Brown            Chief Financial Officer and
  ----------------------------------     Secretary (principal financial and
          William C. Brown               accounting officer)

By:     /s/ Andrew J. Ferrara           Director
  ----------------------------------
          Andrew J. Ferrara

By:  /s/ Joseph S. Frelinghuysen        Director
  ----------------------------------
       Joseph S. Frelinghuysen

By:     /s/ Michael E. Hanson           Director
  ----------------------------------
          Michael E. Hanson

By:      /s/ Hugh E. Miller             Director
  ----------------------------------

           Hugh E. Miller

By:    /s/ Timothy G. Rothwell          Director
  ----------------------------------
         Timothy G. Rothwell

              Signature                 Title


By:     /s/ Lee J. Schroeder            Director
  ----------------------------------
          Lee J. Schroeder

By:  /s/ Arthur L. Weaver, M.D.         Director
  ----------------------------------
       Arthur L. Weaver, M.D.

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Exhibit
 ------- ----------------------
   5.1   Opinion of Dorsey & Whitney LLP*
  23.1   Consent of KPMG LLP*
  23.2   Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)
  24.1   Power of Attorney (included on signature page)

--------
* Filed herewith